Exhibit 99.1

COLLEXIS HOLDINGS, INC. ACQUIRES A LEADING LEGAL PUBLISHER, LAWRITER LLC

CASEMAKER® PROVIDES A CURRENT CUSTOMER BASE OF 450,000 LAWYERS REPRESENTING
A SIGNIFICANT PERCENTAGE OF THE US LEGAL MARKEPLACE

COLUMBIA, S.C. (FEBRUARY 4, 2008) - Collexis Holdings, Inc. (OTCBB: CLXS), a leading developer of high definition search and knowledge discovery software, announced today that the company has acquired Lawriter LLC, which owns nationally acclaimed legal research service Casemaker®. Total consideration for the acquisition was $9 million, including cash, common stock at $0.75 per share and future financial obligations, plus an earnout arrangement. For more information about the terms of the acquisition, see the company’s current report on Form 8-K filed with the SEC today. Lawriter is the leading legal online provider to the small and medium law firm market that comprises 450,000 attorneys.

Recognized as a legal research industry leader, Casemaker is an affordable legal information option for government agencies, law firms, law schools, judges, and lawyers throughout the United States. A total of 28 state bar associations have currently contracted for their members to use Casemaker. Designed to provide users with current and accurate legal materials, the Casemaker online portal allows users to search and browse a variety of legal information such as federal and state statutes, codes, rules, and case law. All Casemaker libraries are custom-built to the specifications of each state bar association.

“We are very excited about the acquisition of a fast-growing and profitable company like Lawriter. Our technology coupled with Casemaker’s content will certainly benefit Casemaker users,” said Bill Kirkland, CEO of Collexis Holdings, Inc. “Over the next six to twelve months, Lawriter plans to introduce a Casemaker premium service and a suite of knowledge discovery and workflow tools.” Kirkland continued: “We understand the importance of Lawriter’s legacy of strong relationships with state bar associations, and we intend to build on their past successes so that Lawriter may continue to provide even more services as a high quality provider.”

“As founder of the USA’s oldest online legal publishing service, I am truly excited about the possibilities our new partnership brings,” said Joe Shea, founder of Casemaker. “The synergy of Lawriter's Casemaker legal data and Collexis technologies will provide users with enhanced avenues of research. We look forward to more and more lawyers sharing in the Casemaker/Collexis experience.”

In a recent released Ohio study, Casemaker was found to be the primary source of online legal research by Ohio State Bar Association members more often than all other legal publishers’ services combined. According to Shea, Collexis plans to further expand Casemaker’s content and information retrieval capabilities, adding multiple new product offerings and delivering customer options that should make searching Casemaker more intuitive than ever before.

About Lawriter’s Casemaker
Named as a finalist for Favorite Legal Research Tool in the United States by Technolawyer.com, Casemaker is a Web-based legal research service that provides affordable legal information to government agencies, law firms, law schools, judges, and lawyers all across the country. By working closely with bar associations, Casemaker has taken the lead in providing content that is comprehensive; tools that are reliable, fast and easy to use; and value that is compelling. For more information, visit www.casemaker.us.

About Collexis Holdings, Inc.
Collexis Holdings, Inc., a leading developer of high definition search and knowledge discovery software since 1999 is headquartered in Columbia, South Carolina (USA), with operations in Geldermalsen, The Netherlands and Cologne, Germany. Collexis now offers the world’s first pre-populated professional social network for life science researchers, www.biomedexperts.com. Collexis’ proprietary technology builds conceptual profiles of text, called Fingerprints, from documents, Websites, emails and other digitized content and matches them with a comprehensive list of pre-defined “fingerprinted” concepts to make research results more relevant and efficient. This matching of concepts eliminates the ambiguity and lack of priority associated with word searches. The results are often described as “finding needles in many haystacks.” Through this novel approach, Collexis can build unique applications to search, index and aggregate information as well as prioritize, trend and predict data based on sources in multiple industries without the limitations of language or dialect. Collexis’ current clients in the public, private and academic sectors include the Mayo Clinic; Johns Hopkins University; the University of California, San Francisco; the University of South Carolina; Erasmus University Library; Merck & Co.; Bristol-Myers Squibb; Lockheed Martin; the World Health Organization; Wellcome Trust; the National Institutes of Health; and the U.S. Department of Defense. Shares of Collexis common stock are traded under the symbol CLXS on the OTC Bulletin Board (OTC BB). For more information, visit www.collexis.com.

Forward-Looking Statements
Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the company’s acquisition of Lawriter and its plans to enhance Casemaker’s services. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its transition report on Form 10-KSB for the period ended June 30, 2007, as amended. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Collexis and its activities are not sponsored by or controlled by Reed Elsevier Properties Inc. or its licensee LexisNexis.

Contact Information:
Stephanie Jones	Darrell W. Gunter	Steve Newsom
Office +1.803.233.2432	EVP/CMO	General Manager, Legal
Mobile +1.803.606.3814	Collexis Holdings, Inc.	Lawriter Inc.
stephanie.jones@cnsg.com	Mobile +1.973.454.3475	Mobile +1.803.351.0173
	Office +1.803.727.1113	Office +1.803.727.1113
	gunter@collexis.com	newsom@collexis.com